Nuveen Enhanced CLO Income Fund 486BPOS

Exhibit 99.(k)(5)

AMENDMENT

to

Transfer Agency and Service Agreement

between

Each of the Nuveen Open-End Investment Companies

as Listed on Schedule A to the Agreement

and

SS&C GIDS, Inc.

This Amendment is made as of this 4th day of February, 2025 (the “Effective Date”) between each of the Nuveen Open-End Investment Companies, as listed on Schedule A to the Agreement (collectively, the “Funds”) and SS&C GIDS, Inc. (the “Transfer Agent”). In accordance with Section 16.l (Amendment) and Section 17 (Additional Portfolios/Funds) of the Transfer Agency and Service Agreement dated May 11, 2012, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of the Effective Date.

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “February 4, 2025 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this February 4, 2025 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officers on one or more counterparts as of the date and year first above written.

EACH OF THE NUVEEN FUNDS, AS LISTED ON SCHEDULE A		SS&C GIDS, INC.

By:		By:

Name:	Tina M Lazar	Name:	Nicholas Wright

Title:	Vice President	Title:	Authorized Signatory

As an Authorized Officer on behalf of each of the Funds listed on Schedule A

Schedule A

Effective Date: February 4, 2025

1031 EXCHANGE

NUVEEN FARMLAND REIT

NUVEEN GLOBAL CITIES REIT, INC.

NUVEEN ENHANVED HIGH YEILD MUNICIPAL BOND FUND

NUVEEN ENHANCED CLO INCOME FUND